UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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BMC Software, Inc.

(Name of Registrant as Specified In Its Charter)

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BMC Software, Inc.

2101 City West Boulevard

Houston, Texas 77042

(713) 918-8800

Supplement dated July 15, 2009

to Proxy Statement dated June 24, 2009

Dear Stockholder:

We have previously made available to you proxy materials in connection with the solicitation of proxies to be voted at our 2009 Annual Meeting of Stockholders, including our proxy statement dated June 24, 2009 (the “Proxy Statement”) containing important information about the items of business to be considered at the Annual Meeting. As set forth below, the Board of Directors of BMC Software has revised the proposed amendment to the BMC Software, Inc. 2007 Incentive Plan (the “2007 Incentive Plan”) that is the subject of Proposal Three contained in the Proxy Statement.

The Board of Directors has reduced the proposed increase in the total number of shares reserved for issuance under the 2007 Incentive Plan to 8,000,000. As previously set forth in the Proxy Statement, Proposal Three originally set forth a proposed amendment which would have increased the total number of shares of our Common Stock reserved under the 2007 Incentive Plan by 16,000,000 shares, increasing the aggregate number of shares reserved from 18,250,000 shares to 34,250,000 shares. The Board of Directors has now determined to revise the proposed amendment to the 2007 Incentive Plan, and Proposal Three as it relates thereto, to reduce the proposed increase in the number of shares of Common Stock reserved thereunder to only 8,000,000 shares, which would result in a total of 26,250,000 shares reserved for issuance under the 2007 Incentive Plan. As a consequence, if the stockholders approve Proposal Three at the Annual Meeting or any adjournment or postponement thereof, the total number of shares of Common Stock reserved for issuance under the 2007 Incentive Plan would be an aggregate of 26,250,000 shares, rather than the 34,250,000 shares as previously stated in the Proxy Statement.

The foregoing summary is qualified in its entirety by reference to the revised text of Section 2.2 of the 2007 Incentive Plan as proposed to be amended, which is attached as Appendix A to this Supplement and supersedes the text of Section 2.2 of Appendix A attached to the Proxy Statement.

Our Board of Directors recommends that stockholders vote “FOR” the proposed amendment to the 2007 Incentive Plan as revised.

Voting Instructions

If you have already voted your shares and do not wish to change your vote, no further action is necessary. You do not need to submit a new proxy unless you wish to change your vote.

If you have not already voted or wish to change your vote, we encourage you to do so as soon as possible, even if you plan to attend the Annual Meeting in person. Most stockholders have three options for submitting their votes: (1) via the Internet, (2) by phone or (3) by mail by following instructions provided on the proxy card or voting instruction form previously provided with the Proxy Statement. If you have Internet access, we encourage you to record your vote on the Internet. Internet voting is available until 11:59 New York City time, the night before the meeting. When you vote via the Internet or by phone prior to the meeting date, your vote is recorded immediately and there is no risk that postal delays will cause your vote to arrive late and therefore not be counted. For further instructions on voting, see your proxy card or the e-mail you received for electronic delivery of the Proxy Statement. If you attend the Annual Meeting, you may also submit your vote in person. If you submit a proxy with a later date or vote in person at the Annual Meeting, any previous votes that you submitted, whether by Internet, phone or mail, will be superseded by the later proxy or the vote that you cast at the Annual Meeting.

This supplement to the Proxy Statement should be read together with the Proxy Statement. No other provisions of the Plan or the Proxy Statement were amended, and the information contained in this supplement replaces and supersedes any inconsistent information in the Proxy Statement. A copy of the Proxy Statement and our annual report to stockholders were made available on the Internet at http://materials.proxyvote.com/055921 on or about June 24, 2009.

If you have any questions or require assistance voting your shares, please contact D.F. King & Co., Inc., at (800) 290-6427 (toll free) or (212) 269-5550 (call collect).

APPENDIX A

BMC Software, Inc.

2007 Incentive Plan

Revised Text of Section 2.2

(as amended to date and including the amendment for which stockholder approval is sought)

2.2 Stock Subject to the Plan. Subject to adjustment in accordance with Section 5.2, Twenty-Six Million Two Hundred Fifty Thousand (26,250,000) shares of Stock (the “Maximum Plan Shares”) are hereby reserved exclusively for issuance upon exercise or payment pursuant to Awards, all or any of which may be pursuant to any one or more Award, including without limitation, Incentive Stock Options. Any shares of Stock made subject to Awards of Options or Stock Appreciation Rights shall be counted against this number as one (1) share of Stock for every one (1) share of Stock issued. Any shares of Stock granted as an Award other than Options or Stock Appreciation Rights shall be counted against this number as two and one-quarter (2.25) shares of Stock for every one (1) share of Stock issued. Shares of Stock shall not be deemed to have been issued pursuant to the Plan with respect to any portion of an Award that is settled in cash. The shares of Stock attributable to the nonvested, unpaid, unexercised, unconverted or otherwise unsettled portion of any Award that is forfeited or cancelled or expires or terminates for any reason without becoming vested, paid, exercised, converted or otherwise settled in full will again be available for purposes of the Plan. For purposes of determining the number of shares of Stock issued upon the exercise, settlement or grant of an Award under this Section, any shares of Stock withheld to satisfy tax withholding obligations shall be considered issued under the Plan.